EXHIBIT 10.2

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) dated as of September 8, 2006, among Omega Protein Corporation, a Nevada corporation (“Purchaser”), with an address of 2101 CityWest Boulevard, Building 3, Suite 500, Houston, Texas 77042, Zapata Corporation, a Nevada corporation (the “Seller”), with an address of 100 Meridian Centre, Suite 350, Rochester, New York 14618 and Manufacturers and Traders Trust Company (the “Escrow Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement;

WHEREAS, the Purchaser and the Seller have entered into a Stock Purchase Agreement (the “Purchase Agreement”), on even date herewith, pursuant to which the Purchaser has agreed to repurchase from the Seller and the Seller has agreed to sell to the Purchaser 9,268,292 shares (the “Shares”) of common stock, par value $0.01 per share of Purchaser on the terms and conditions therein; and

WHEREAS, in accordance with the provisions of Section 3.1 of the Purchase Agreement, (a) the Purchaser has agreed to deliver to the Escrow Agent the Purchase Price payable under the Purchase Agreement, and (b) the Seller has agreed to deliver to the Escrow Agent the certificates representing the Shares and stock powers duly endorsed to the Purchaser, in each case to be held by the Escrow Agent in accordance with the terms and provisions of this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Escrow Agent. The Purchaser and the Seller hereby appoint and designate Manufacturers and Traders Trust Company, as Escrow Agent for the purposes set forth in this Agreement. (All references to the Escrow Agent, as that term is used in this Agreement, shall refer to the Escrow Agent solely in its capacity as an escrow agent under the terms of this Agreement, and not to it in any other capacity whatsoever whether as individual, agent, attorney, fiduciary, trustee or otherwise.) The Escrow Agent hereby accepts such appointment, and agrees to hold, invest, disburse and release all assets and property deposited with it hereunder (the “Escrowed Property”) in accordance with the terms hereof.

Section 2. Deposits.

(a) Purchase Price. Subject to the terms of the Purchase Agreement, within forty-five (45) days following the date hereof (or such later date as the Purchaser and the Seller parties may agree in writing), the Purchaser shall deposit with the Escrow Agent by wire transfer of immediately available funds an amount of U.S. $47,500,000 to an escrow account designated by the Escrow Agent (the “Escrowed Purchase Price”).

(b) Shares and Distributions. Subject to the terms of the Purchase Agreement, within forty-five (45) days following the date hereof (or such later date as the Purchaser and the Seller may agree in writing), the Seller shall deliver to the Escrow Agent that certain share certificate of Omega Protein Corporation number OM0000230, registered in the name of the Seller dated September 6, 2006 (the “Certificate”) which represents the Shares, together with the relating stock powers duly endorsed in blank (the “Escrowed Shares”). If delivery of the Escrowed Shares shall be made other than by hand, the Seller shall ensure that the Certificate and the relating stock powers are delivered to Escrow Agent under separate cover. If during the term of this Escrow Agreement, a dividend or other distribution shall be made or issued upon or on account of any of the Escrowed Shares (an “Escrowed Distribution”), the Seller shall, immediately following receipt thereof, deliver such Escrowed Distribution to the Escrow Agent to be retained by the Escrow Agent with the Escrowed Shares and eventually distributed therewith in accordance with the terms hereof. As long as the Escrowed Shares are held in escrow in accordance with this Agreement, the Seller shall have the right to vote all Escrowed Shares and other rights as a stockholder with respect thereto.

(c) Investment of Purchase Price. The Escrow Agent shall invest and reinvest all funds received under this Agreement as directed in a written instruction (an “Investment Direction Letter”) signed jointly by the Purchaser and Seller in one of the following (the “Permitted Investments”):

(i) MTB U.S. Government Money Market Fund, a AAA rated money market deposit account of Manufacturers and Traders Trust Company;

(ii) United States Treasury Bills with a maturity of 30 days, or

(iii) as otherwise directed jointly in writing by the Purchaser and the Seller provided such investment can be accommodated by the Escrow Agent.

In the absence of an Investment Direction Letter, the Escrow Agent shall invest and reinvest all funds in (i) above. In addition, any residual cash which cannot be invested in (ii) or (iii) above and any cash awaiting investment in (ii) or (iii) above shall be invested in (i) above. All interest or other income received in respect of the Escrowed Purchase Price or the Escrowed Distributions shall be added thereto and reinvested by Escrow Agent in accordance herewith until the Escrowed Property is distributed in accordance with Section 4 hereof.

Section 3. Distribution of Interest and Other Income, Allocation of Taxes.

(a) At the time of the distribution in accordance with the terms of this Agreement, the Escrow Agent shall pay (i) to the Purchaser, in accordance with Section 4 hereof, all Accrued Interest since the date of its deposit with the Escrow Agent, and (ii) to the party receiving Escrowed Distributions, in accordance with Section 4 hereof, all interest or other income received in respect thereof since the date of its deposit with the Escrow Agent.

(b) All income accrued with respect to any interest or other income accrued in respect of the Escrowed Purchase Price shall be allocated by the Escrow Agent to the Purchaser, in accordance with Section 4 hereof.

(c) All income accrued with respect to any interest or other income accrued in respect of the Escrowed Distributions shall be allocated by the Escrow Agent to the party receiving such Escrowed Distributions, in accordance with Section 4 hereof.

(d) In the event there shall exist, at the end of any calendar year, any undistributed income accrued in respect of any Escrowed Property, Purchaser and Seller shall provide the Escrow Agent with joint instructions as to how such income should be attributed for 1099 reporting purposes.

Section 4. Distribution of Escrow.

(a) General. The Escrow Agent shall hold the Escrowed Property and shall not deliver any amounts thereof to any party other than (i) in accordance with Sections 4(b) and 4(c), (ii) pursuant to an Award (as defined below), or (iii) by depositing the Escrowed Property with a court of competent jurisdiction as provided in Section 5(f) below or successor escrow agent in accordance with Section 8 below. Immediately following the disbursement of the Escrowed Property in accordance with the terms and conditions of this Escrow Agreement, the Escrow Agent shall be released from all of its obligations hereunder.

(b) Closing Conditions Satisfied. Immediately following the satisfaction or waiver of the closing conditions by the party entitled to assert any such conditions in Article 8 of the Purchase Agreement and no later than two business days prior to the Closing Date, the Purchaser and the Seller shall deliver to the Escrow Agent a written notice (the “Closing Notice”) signed by the Purchaser and the Seller certifying that the closing conditions under Article 8 of the Purchase Agreement have been satisfied or waived and providing the date which the parties agreed to be the Closing Date. On the Closing Date, the Escrow Agent shall deliver: (i) the Escrowed Purchase Price to the Seller by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by the Seller, and (ii) the certificates representing the Shares, the stock powers duly endorsed to the Purchaser, the Escrowed Distributions together with interest and earnings thereon and all Accrued Interest on the Escrowed Purchase Price to the Purchaser at the address set forth in Section 9(b) and by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by the Purchaser, as applicable.

(c) Termination of Purchase Agreement. If the Escrow Agent receives a written notice (“Termination Notice”) from either the Purchaser or the Seller (a copy of which shall be simultaneously given to the other party) that it has terminated the Purchase Agreement pursuant to and in accordance with Article 10 thereof, and does not within ten (10) calendar days thereafter receive a written notice from the other party objecting to the release of the Escrowed Property (“Termination Objection Notice”), a copy of which shall be simultaneously given to the other party), the Escrow Agent shall deliver on the eleventh calendar day following the Escrow Agent’s receipt of such Termination Notice, (i) the Escrowed Purchased Price together with the interest and other earnings thereon to the Purchaser by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by the Purchaser and (ii) the Escrowed Shares to the Seller at the address set forth in Section 9(b) and the Escrowed Distributions together with interest and earnings thereon to the Seller by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by the Seller. If within 10 days following its receipt of a Termination Notice, the Escrow Agent receives a Termination Objection Notice, the Escrow Agent shall continue to hold the Escrowed Property until Escrow Agent receives a Settlement Memorandum or an Award is granted, in each case in accordance with Section 4(e).

(d) Reliance by Escrow Agent. Subject to Escrow Agent’s normal procedures, including the confirmation procedures contained in Section 9(a), Escrow Agent shall be entitled to rely conclusively on: (i) any Closing Notice or Termination Notice received by it in accordance with Section 4(b) or 4(c); and (ii) any Termination Objection Notice received by it.

(e) Resolution of Dispute.

(i) In case there is delivered to the Escrow Agent a Termination Objection Notice, the Purchaser and the Seller shall endeavor to agree upon the rights of the respective parties with respect to the Escrowed Property. If the parties should so agree, a memorandum (a “Settlement Memorandum”) setting forth such agreement and containing instructions to the Escrow Agent shall be prepared, signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively on any such Settlement Memorandum. If the Parties are unable to so agree, then, upon a Final Determination (as defined below), the prevailing party shall submit such Final Determination to the Escrow Agent, together with an opinion of counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that such decision is a Final Determination, and the Escrow Agent shall disburse the Escrowed Property as instructed in such Final Determination. The Escrow Agent shall act on such Final Determination (and opinion of counsel) without further question. In addition, notwithstanding any of the provisions herein to the contrary, the Escrow Agent shall disburse the Escrowed Property from time to time as the Purchaser and the Seller shall jointly notify the Escrow Agent in writing, promptly after receipt by the Escrow Agent of a joint written notice from the Purchaser and the Seller. A Final Determination” shall mean a final non-appealable judgment of a court of competent jurisdiction and shall be accompanied by an opinion of counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that such judgment is a Final Determination.

(ii) If a dispute over the Escrow Agent’s duties with respect to the disposition of the Escrowed Property has not been finally resolved in accordance with procedure of Section 4(e)(i), any such dispute shall be settled by filing a demand for arbitration with the American Arbitration Association (“AAA”). Such dispute shall then be settled by one (1) arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement to be chosen by the AAA. The arbitration will be conducted on an expedited basis in accordance with the Commercial Rules of the AAA in effect on the date a demand for arbitration is filed with the AAA. The Arbitrator shall, within 10 business days of his designation, deliver a report to the Seller, the Purchaser and the Escrow Agent containing the Arbitrator’s conclusions regarding the final disbursement of the Escrowed Property (the “Award”), which Award shall contain detailed instructions to Escrow Agent as to the disbursement of such Escrowed Property. The Award shall be final, conclusive and binding on the parties. Judgment on the Award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be in Buffalo, New York.

Section 5. Rights, Obligations and Indemnification of Escrow Agent.

(a) The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

(b) The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.

(c) Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, attorneys’ fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction.

(d) The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. Purchaser agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses.

(e) The Escrow Agent shall be under no duty to give the Escrowed Property by it hereunder any greater degree of care than it gives its own similar property.

(f) In the event of any disagreement between/among any of the parties to this Agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrowed Property, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

Section 6. Tax Reporting. The Escrow Agent shall make payments of income earned on the Escrowed Property as provided herein. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

Section 7. Fees, Expenses and Charges. The Purchaser shall be solely liable for the fees, expenses and charges of the Escrow Agent in accordance Schedule A attached hereto, including reasonable fees, out-of-pocket expenses and charges of counsel engaged by it in connection with the execution of this Agreement and its services under this Agreement, which fees, out-of-pocket expenses and charges shall be payable on demand.

Section 8. Resignation of Escrow Agent, Successor. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 30 calendar days’ written notice to the parties to the Agreement. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with any and all related instruments or documents to any successor Escrow Agent agreeable to the parties, subject to this Agreement. If a successor Escrow Agent has not been appointed prior to the expiration of 30 calendar days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

Section 9. Miscellaneous.

(a) Escrow Agent’s Right to Confirm Instructions. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in incumbency certificates for each party delivered by the parties concurrently herewith, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be communicated in writing, mailed by first class mail, by facsimile or delivered by hand at the address (or such other address for a party as such party may specify by written notice given pursuant hereto) set forth below:

ESCROW AGENT:	Manufacturers and Traders Trust Company One M&T Plaza Buffalo, NY 14203 Fax: 716-842-5839 Attention:

PURCHASER:	Omega Protein Corporation 2101 City West Blvd., Bldg. 3, Suite 500 Houston, Texas 77042 Attn: John D. Held Facsimile: (713) 940-6122

With a copy to: Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002 Attn: Robert G. Reedy Facsimile: (713) 226-0274

THE SELLER:

Zapata Corporation

100 Meridian Centre

Suite 350

Rochester, New York 14618

Facsimile: (585) 242-8677

Attention: Avram A. Glazer, President and Chief

Executive Officer

With a copy (which shall not constitute notice) to:

Woods Oviatt Gilman LLP

700 Crossroads Building

2 State Street

Rochester, New York 14614

Telephone: 585.987.2800

Facsimile: 585.987.2901

Attention: Gordon E. Forth, Esq.

The Escrow Agent shall provide monthly account statements and transaction advices to all parties identified in this Section 9(b) unless instructed otherwise in writing by the party in question.

Notwithstanding any of the foregoing, any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of receipt by it.

(c) No Waivers; Remedies. No failure or delay by the any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(d) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement and no consent to any departure by a party from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other parties, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(e) Successors and Assigns; No Third Party Beneficiaries, Etc. All provisions hereof shall inure to the benefit of and be binding upon, the parties hereto and their successors and assigns. No other parties shall have any rights under or be entitled to enforce this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of law principles. Any litigation between the parties involving the Escrow Agent’s duties under this Agreement shall be adjudicated in a court located in either Erie County, New York. The parties hereby irrevocably consent to the jurisdiction and venue of such courts, including with respect to any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement.

(g) Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument. This Agreement may be executed by facsimile signature transmitted to any other party by electronic transmission. The parties shall be bound by a facsimile signature once transmitted to another party. The latter transmission of an originally executed copy of any such document shall not invalidate any signature previously given by electronic transmission.

(h) Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

(i) Entire Agreement. This Agreement contains the entire agreement between the Purchaser, the Seller and the Escrow Agent as to the subject matter hereof. Other than the Purchase Agreement and the Acquisition Documents, there are no other agreements, arrangements or undertakings, oral or written, between the parties hereto relating to the subject matter hereof or to the Purchase Agreement.

(j) Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/ Joseph L. von Rosenberg_
Name:	Joseph L Von Rosenberg
Title:	President

ZAPATA CORPORATION

By:	/s/ Avram A. Glazer
Name:	Avram A. Glazer
Title:	President and Chief Executive Officer

MANUFACTURES & TRADERS TRUST COMPANY

By:	/s/ Joan Stapley
Name:	Joan Stapley
Title:	Assistant Vice President